Exhibit 99

Dillard’s, Inc. Reports Fourth Quarter and Fiscal Year Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 22, 2021--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 52 weeks ended January 30, 2021. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II stated, “Our year-long efforts to control inventory and expenses and preserve liquidity have resulted in encouraging fourth quarter results. We ended the year with $360 million in cash and inventory down 26%. Retail gross margin improved 171 basis points, and operating expenses declined $123 million. Our team’s ability to adjust to the changing circumstances throughout the year made us proud. We are optimistic increased vaccinations, warmer weather and fresh fashions will motivate Americans to shop this spring.”

Highlights of the Fourth Quarter:

•Earnings per share of $3.05 per share compared to net income of $2.75 per share
•Net income of $67.0 million compared to net income of $67.7 million for the prior year fourth quarter
•Retail gross margin improved 171 basis points of sales
•Inventory decreased approximately 26%
•Operating expenses decreased $122.8 million
•Ending cash of $360 million with no outstanding borrowings under the Company's $800 million revolving credit facility
•Sequential improvement in comparable store sales which decreased approximately 17% in the 4th quarter following a 24% decrease in the third quarter

Fourth Quarter Results

Dillard’s reported net income for the 13 weeks ended January 30, 2021 of $67.0 million, or $3.05 per share, compared to net income of $67.7 million, or $2.75 per share, for the prior year fourth quarter. Included in net income for the 13 weeks ended January 30, 2021 is a non-cash pretax charge of $10.7 million ($8.4 million after tax or $0.38 per share) in asset impairment related to certain clearance locations.

The Company is in a net operating loss position for the fiscal year. The CARES Act, signed into law on March 27, 2020, allows for net operating loss carryback to years in which the federal tax rate was 35% rather than the current 21%. Included in net income for the 13 weeks ended January 30, 2021 is a net tax expense partially offsetting the net tax benefit recognized during the first 39 weeks related to this provision.

Included in net income for the prior year 13 weeks ended February 1, 2020 is a pretax gain of $8.3 million ($6.5 million after tax or $0.26 per share) primarily related to the sale of two store properties and $2.3 million ($0.09 per share) in tax benefits provided in the Taxpayer Certainty and Disaster Tax Relief Act of 2019 signed into law on December 20, 2019.

Sales

Net sales for the 13 weeks ended January 30, 2021 and the 13 weeks ended February 1, 2020 were $1.570 billion and $1.923 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total retail sales (which excludes CDI) for the 13-week period ended January 30, 2021 and the 13-week period ended February 1, 2020 were $1.521 billion and $1.879 billion, respectively. Total retail sales decreased 19% for the 13-week period ended January 30, 2021. Sales in comparable stores for the period decreased approximately 17%.

Sales in the Eastern region outperformed the Central and Western regions, respectively. Sales of home and furniture significantly outperformed the other merchandise categories followed by cosmetics and shoes. Sales of ladies' apparel were significantly below trend.

Gross Margin / Inventory

Consolidated gross margin (which includes CDI) for the 13 weeks ended January 30, 2021 improved 127 basis points of sales to 31.1% compared to 29.8% for the prior year fourth quarter.

Retail gross margin (which excludes CDI) for the 13 weeks ended January 30, 2021 improved 171 basis points of sales to 31.9% compared to 30.2% for the prior year fourth quarter primarily due to decreased markdowns.

Inventory decreased approximately 26% at January 30, 2021 compared to February 1, 2020.

Selling, General & Administrative Expenses

Consolidated selling, general and administrative expenses ("operating expenses") for the 13 weeks ended January 30, 2021 decreased $122.8 million to $335.8 million (21.4% of sales) compared to $458.6 million (23.8% of sales) for the prior year fourth quarter primarily due to decreased payroll expense. While savings were realized in most expense categories, payroll expense declined approximately 30% during the quarter partially as a result of the Company's reduced operating hours.

Retail operating expenses for the 13 weeks ended January 30, 2021 decreased $122.4 million to $334.3 million (22.0% of sales) compared to $456.7 million (24.3% of sales) for the prior year fourth quarter.

52-Week Results

Dillard’s reported a net loss for the 52 weeks ended January 30, 2021 of $71.7 million, or $3.16 per share, compared to net income of $111.1 million, or $4.38 per share, for the prior year 52-week period. Included in net loss for the 52 weeks ended January 30, 2021 is a $2.2 million pretax loss ($1.4 million after tax or $0.06 per share) primarily related to the sale of a store property and $10.7 million ($8.4 million after tax or $0.37 per share) in asset impairment related to certain clearance locations.

The Company is in a net operating loss position for the fiscal year. The CARES Act, signed into law on March 27, 2020, allows for net operating loss carryback to years in which the federal tax rate was 35% rather than the current 21%. Included in net income for the 52 weeks ended January 30, 2021 is a net tax benefit of $45.2 million related to the rate differential in the carryback year.

Included in net income for the prior year 52 weeks ended February 1, 2020 is a pretax gain of $20.3 million ($15.8 million after tax or $0.62 per share) primarily related to the sale of six store properties. Also included in net income for the 52-week period is $5.1 million ($0.20 per share) in tax benefits related to amended state tax return filings and the Taxpayer Certainty and Disaster Tax Relief Act of 2019.

Net sales for the 52 weeks ended January 30, 2021 and the 52 weeks ended February 1, 2020 were $4.301 billion and $6.204 billion, respectively.

Total retail sales for the 52-week period ended January 30, 2021 and the 52-week period ended February 1, 2020 were $4.160 billion and $6.012 billion, respectively. Total retail sales decreased 31% for the 52-week period ended January 30, 2021. The Company is reporting no comparable store sales data for the fiscal year due to COVID19-related store closures in the first and second quarters.

Consolidated gross margin for the 52 weeks ended January 30, 2021 declined 308 basis points of sales to 28.6% from 31.7% for the prior year 52-week period. Retail gross margin for the same 52-week periods declined 319 basis points of sales to 29.4% from 32.6%.

Consolidated operating expenses for the 52 weeks ended January 30, 2021 decreased $479.5 million to $1,211.5 million (28.2% of sales) compared to $1,691.0 million (27.3% of sales) for the prior year 52-week period primarily due to decreased payroll expense. Payroll expense declined approximately 33% during the 52-week period ended January 30, 2021.

Retail operating expenses for the 52 weeks ended January 30, 2021 decreased $478.9 million to $1,205.4 million (29.0% of sales) compared to $1,684.3 million (28.0% of sales) for the prior year 52-week period.

Share Repurchase

During the 52 weeks ended January 30, 2021 the Company purchased $95.6 million (approximately 2.2 million shares) of Class A Common Stock under its $500 million share repurchase program. As of January 30, 2021, authorization of $173.1 million remained under the program.

Total shares outstanding (Class A and Class B Common Stock) at January 30, 2021 and February 1, 2020 were 22.0 million and 24.2 million, respectively.

The Company operates 250 Dillard’s locations and 32 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at January 30, 2021 was 48 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				52 Weeks Ended
	January 30, 2021		February 1, 2020		January 30, 2021		February 1, 2020
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,570.3	100.0%	$1,922.9	100.0%	$4,300.9	100.0%	$6,203.5	100.0%
Service charges and other income	44.0	2.8	39.9	2.1	132.3	3.1	139.7	2.3
	1,614.3	102.8	1,962.8	102.1	4,433.2	103.1	6,343.2	102.3

Cost of sales	1,082.1	68.9	1,349.4	70.2	3,069.1	71.4	4,236.0	68.3
Selling, general and administrative expenses	335.8	21.4	458.6	23.8	1,211.5	28.2	1,691.0	27.3
Depreciation and amortization	58.1	3.7	59.5	3.1	213.4	5.0	222.3	3.6
Rentals	5.9	0.4	8.1	0.4	22.2	0.5	26.4	0.4
Interest and debt expense, net	11.8	0.8	11.2	0.6	49.1	1.1	46.2	0.7
Other expense	2.1	0.1	1.9	0.1	8.4	0.2	7.7	0.1
Gain (loss) on disposal of assets	—	0.0	8.3	0.4	(2.2)	(0.1)	20.3	0.3
Asset impairment and store closing charges	10.7	0.7	—	0.0	10.7	0.2	—	0.0
Income (loss) before income taxes	107.8	6.9	82.4	4.3	(153.4)	(3.6)	133.9	2.2
Income taxes (benefit)	40.8		14.7		(81.7)		22.8
Net income (loss)	$67.0	4.3%	$67.7	3.5%	$(71.7)	(1.7)%	$111.1	1.8%

Basic and diluted earnings (loss) per share	$3.05		$2.75		$(3.16)		$4.38
Basic and diluted weighted average shares	22.0		24.6		22.7		25.4

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	January 30, 2021	February 1, 2020
Assets
Current Assets:
Cash and cash equivalents	$360.3	$277.1
Accounts receivable	36.7	46.2
Merchandise inventories	1,087.8	1,465.0
Federal and state income taxes	118.4	—
Other current assets	58.7	59.8
Total current assets	1,661.9	1,848.1

Property and equipment, net	1,289.3	1,458.2
Operating lease assets	47.6	47.9
Deferred income taxes	23.5	—
Other assets	70.2	76.1

Total Assets	$3,092.5	$3,430.3

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$758.4	$892.8
Current portion of long-term debt and finance lease liabilities	0.7	1.2
Current portion of operating lease liabilities	13.8	14.6
Federal and state income taxes	—	22.2
Total current liabilities	772.9	930.8

Long-term debt and finance lease liabilities	365.8	366.4
Operating lease liabilities	33.4	32.7
Other liabilities	279.4	273.6
Deferred income taxes	—	3.5
Subordinated debentures	200.0	200.0
Stockholders' equity	1,441.0	1,623.3

Total Liabilities and Stockholders' Equity	$3,092.5	$3,430.3

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	52 Weeks Ended
	January 30, 2021	February 1, 2020
Operating activities:
Net (loss) income	$(71.7)	$111.1
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	216.3	224.3
Deferred income taxes	(23.9)	(5.4)
Loss (gain) on disposal of assets	2.2	(20.3)
Proceeds from insurance	7.7	0.4
Gain from insurance proceeds	(0.6)	—
Asset impairment and store closing charges	10.7	—
Changes in operating assets and liabilities:
Decrease in accounts receivable	9.5	3.7
Decrease in merchandise inventories	377.2	63.4
(Increase) decrease in other current assets	(11.8)	9.5
Increase in other assets	—	(1.2)
Decrease in trade accounts payable and accrued expenses and other liabilities	(123.3)	(25.6)
(Decrease) increase in income taxes	(139.4)	5.2
Net cash provided by operating activities	252.9	365.1

Investing activities:
Purchase of property and equipment and capitalized software	(60.4)	(103.4)
Proceeds from disposal of assets	1.5	30.6
Proceeds from insurance	10.3	2.4
Distribution from joint venture	0.2	2.3
Net cash used in investing activities	(48.4)	(68.1)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	(1.2)	(1.0)
Cash dividends paid	(14.0)	(11.5)
Purchase of treasury stock	(102.9)	(130.9)
Issuance cost of line of credit	(3.2)	—
Net cash used in financing activities	(121.3)	(143.4)

Increase in cash and cash equivalents	83.2	153.6
Cash and cash equivalents, beginning of period	277.1	123.5
Cash and cash equivalents, end of period	$360.3	$277.1

Non-cash transactions:
Accrued capital expenditures	$6.7	$9.3
Accrued purchase of treasury stock	—	7.3
Stock awards	2.4	2.9
Lease assets obtained in exchange for new operating lease liabilities	14.9	8.0

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) the COVID-19 pandemic and its effects on public health, our supply chain, the health and well-being of our employees and customers, and the retail industry in general; other general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the elimination of LIBOR; potential disruption from terrorist activity and the effect on ongoing consumer confidence; other epidemic, pandemic or public health issues; potential disruption of international trade and supply chain efficiencies; any government-ordered restrictions on the movement of the general public or the mandated or voluntary closing of retail stores in response to the COVID-19 pandemic; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 1, 2020, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon
501-376-5965
julie.guymon@dillards.com